AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

THIS AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of July 9, 2021 (the “Effective Date”), by and between LOUISVILLE HOTEL ASSOCIATES, LLC, a Delaware limited liability company (the “Seller”), and LOCKWOOD DEVELOPMENT PARTNERS LLC, a Florida limited liability company, or its permitted assigns (the “Purchaser”; Seller and Purchaser are sometimes referred to herein individually as a “Party”, and collectively as the “Parties”).

Recitals

WHEREAS, Seller is the owner of the Property (as defined herein) relating to the hotel facility located at 700 West Riverside Drive, Jeffersonville, Indiana 47130, more commonly known as the Sheraton Louisville Riverside (the “Hotel”).

WHEREAS, Seller desires to sell the Property to Purchaser, and Purchaser desires to purchase the Property from Seller, on the terms set forth in this Agreement.

WHEREAS, Seller and Purchaser previously entered into that certain Purchase and Sale Agreement dated as of June 15, 2021 (the “Original PSA”) pursuant to which the Parties were negotiating a purchase and sale transaction for the Property.

WHEREAS, Purchaser breached the Original PSA by, among other things, failing to comply with Section 4.2 of the Original PSA.

WHEREAS, Seller, as an accommodation and not a waiver of any such breach, is willing to amend and restate the Original PSA to enable Purchaser to close on its acquisition of the Property.

WHEREAS, in consideration of Seller entering into this Agreement, Purchaser is willing to waive its right to the Earnest Money (as defined in the Original PSA ).

WHEREAS, the Parties desire to amend and restate the Original PSA in its entirety pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

DEFINITIONS

1.1Definitions. In addition to the terms defined above in the introduction and recitals to this Agreement, the following terms when used in this Agreement shall have the meanings set forth in this Section 1.1.

“Affiliate” means, with respect to the Person in question, any other Person that, directly or indirectly, (i) owns or controls fifty percent (50%) or more of the outstanding voting and/or equity interests of such Person, or (ii) controls, is controlled by or is under common control with, the Person in question. For the purposes of this definition, the term “control” and its derivations means having the power, directly or indirectly, to direct the management, policies or general conduct of business of the Person in question, whether by the ownership of voting securities, contract or otherwise.

“Applicable Law” means all (i) statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi-governmental authority, including, without limitation, The Americans with Disabilities Act of 1990, as amended from time to time, and any regulations and rules issued pursuant thereto, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in each case to the extent the Person or property in question is subject to the same.

“Bookings” has the meaning set forth in Section 2.1(n).

“Broker” means the Mumford Company.

“Business” means the lodging business and all activities related thereto conducted at the Hotel, including, without limitation, (i) the rental of any guest or conference rooms or other facilities at the Hotel, and (ii) the operation of any restaurant, bar or banquet services, together with all other goods and services provided at the Hotel.

“Business Day” means any day other than Saturday, Sunday or any federal legal holiday.

“Casualty” has the meaning set forth in Section 12.1.

“Causes of Action” has the meaning set forth in Section 2.1(p).

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings, procedures and guidance issued by the Internal Revenue Service.

“Condemnation” has the meaning set forth in Section 12.2.

“Confidential Information” has the meaning set forth in Section 7.1(a).

“Contracts” means, collectively, the Equipment Leases and Operating Agreements.

“Due Diligence Contingency” has the meaning set forth in Section 4.1(a).

“Due Diligence Period” has the meaning set forth in Section 4.1(a).

“Earnest Money” has the meaning set forth in Section 3.2(a).

“Earnest Money Escrow Agreement” has the meaning set forth in Section 3.2(a).

“Employees” means, at the time in question, all persons who are employed or will be employed full-time or part-time at the Hotel.

“Environmental Claims” means all claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the (i) presence or actual or potential spill, leak, emission, discharge or release of any Hazardous Substances over, on, in, under or from the Property, or (ii) violation of any Environmental Laws with respect to the Property.

“Environmental Laws” means any Applicable Laws which regulate (i) Hazardous Substances, pollution, contamination, radiation or the condition of any water, soil, sediment, air or other environmental media, or (ii) the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation or an actual or potential spill, leak, emission, discharge, release or disposal of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media, including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., (ii) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., (iii) the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq., (iv) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., (v) the Clean Water Act, 33 U.S.C. § 1251 et seq., (vi) the Clean Air Act, 42 U.S.C. § 7401 et seq., and (vii) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and similar state and local laws, as amended from time to time, and all regulations, rules and guidance issued pursuant thereto.

“Environmental Liabilities” means all liabilities pursuant to any Environmental Laws arising from or in connection with the ownership of the Property or operation of the Business, including, without limitation, any (i) obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media, whether or not located on the Real Property, and (ii) all liabilities with respect to the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation of any Hazardous Substances.

“Equipment Leases” has the meaning set forth in Section 2.1(h).

“Escrow Agent” means Fidelity National Title Insurance Company.

“Excluded Property” has the meaning set forth in Section 2.2.

“Existing Loan” has the meaning set forth in Section 3.3(b).

“F&B” has the meaning set forth in Section 2.1(f).

“FF&E” has the meaning set forth in Section 2.1(c).

“Franchise Agreement” means that certain Franchise Agreement for the Hotel between Franchisor, as licensor, and Seller, as licensee as set forth in Section 4.2.

“Franchisor” means The Sheraton LLC.

“Goodwill” has the meaning set forth in Section 2.1(o).

“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, without limitation, any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Hazardous Substances” means any hazardous or toxic substances, materials or waste, whether in solid, semisolid, liquid or gaseous form, including, without limitation, asbestos, polychlorinated biphenyls, petroleum or petroleum by-products and any other material or substance which is defined as a “hazardous substance”, “hazardous waste”, “toxic waste” or “toxic substance” under any Environmental Laws.

“Improvements” has the meaning set forth in Section 2.1(b).

“Indemnification Loss” means, with respect to any Indemnitee, any liability, damage, loss, cost or expense, including, without limitation, reasonable attorneys’ fees and expenses and court costs, incurred by such Indemnitee as a result of the act, omission, occurrence, circumstance or event in question.

“Indemnitee” means either a Seller Indemnitee or Purchaser Indemnitee, as the case may be.

“Inspections” has the meaning set forth in Section 4.1(b)(i).

“Intellectual Property” has the meaning set forth in Section 2.1(k).

“IT Systems” has the meaning set forth in Section 2.1(e).

“Land” has the meaning set forth in Section 2.1(a).

“Leases” has the meaning set forth in Section 2.1(q).

“Lender” has the meaning set forth in Section 3.3(b).

“Lender Approval” has the meaning set forth in Section 4.3.

“Lender Held Escrows” has the meaning set forth in Section 4.3.

“Licenses and Permits” has the meaning set forth in Section 2.1(j).

[Reserved]

“Manager” means Our Town Hospitality, LLC.

“Management Agreement” means that certain Management Agreement in effect between Manager and Seller, as the same may have been amended from time to time.

“Master Lease” has the meaning set forth in Section 14.16.

“Master Tenant” has the meaning set forth in Section 14.16.

“Material Casualty” has the meaning set forth in Section 12.1(a).

“Material Condemnation” has the meaning set forth in Section 12.2(a).

“Miscellaneous Assets” has the meaning set forth in Section 2.1(r).

“Mutual Closing Conditions” has the meaning set forth in Section 8.1(a).

“New Objections” has the meaning set forth in Section 5.1(c).

“Notice” has the meaning set forth in Section 14.1(a).

“Operating Agreements” has the meaning set forth in Section 2.1(i).

“Ordinary Course of Business” means the ordinary course of business for the operation of the Business and the operating standards for similar Hotel properties.

“Owner’s Title Policy” has the meaning set forth in Section 5.1(a).

“Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Personal Property” means the Property other than the Real Property.

“Plans and Specifications” has the meaning set forth in Section 2.1(l).

“Property” has the meaning set forth in Section 2.1.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser Closing Conditions” has the meaning set forth in Section 8.2.

“Purchaser Default” has the meaning set forth in Section 11.2.

“Purchaser Documents” has the meaning set forth in Section 6.1(s).

“Purchaser Indemnitees” means Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Purchaser’s Inspectors” has the meaning set forth in Section 4.1(b)(i).

“Real Property” has the meaning set forth in Section 2.1(b).

“Retail Merchandise” has the meaning set forth in Section 2.1(g).

“Searches” shall have the meaning set forth in Section 5.1.

“Seller Closing Conditions” has the meaning set forth in Section 8.3(a).

“Seller Default” has the meaning set forth in Section 11.1.

“Seller Documents” has the meaning set forth in Section 6.1(b).

“Seller Due Diligence Materials” has the meaning set forth in Section 4.1(c).

“Seller Indemnitees” means Seller and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Seller’s Possession or Control” means (i) in the possession of any officer, employee or other Person acting at the direction of Seller, or (ii) in the possession of any other Person from whom Seller has a right to obtain the item in question.

“Supplies” has the meaning set forth in Section 2.1(d).

“Survey” has the meaning set forth in Section 5.1.

“Survival Period” has the meaning set forth in Section 13.1(a).

“Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any Governmental Authority with respect to the ownership of the Property or operation of the Business, including, without limitation, any interest, penalty or fine with respect thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (ii) transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transaction described in this Agreement.

“Title Commitment” has the meaning set forth in Section 5.1.

“Warranties” has the meaning set forth in Section 2.1(m).

THE PROPERTY

2.1Description of the Property. Subject to the terms set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of the property, assets, rights and interests set forth in this Section 2.1, but expressly excluding the Excluded Property (collectively, the “Property”):

(a)Land. The land described in Schedule 2.1(a), together with all appurtenant easements and any other rights and interests appurtenant thereto (the “Land”);

(b)Improvements. All buildings, structures and improvements located on or affixed to the Land and all fixtures on the Land which constitute real property under Applicable Law (the “Improvements”; the Land and the Improvements are referred to collectively herein as the “Real Property”);

(c)FF&E. All fixtures (other than those which constitute Improvements), furniture, furnishings, equipment, machinery, tools, vehicles, appliances, art work and other items of tangible personal property located within the Improvements and/or at the Land necessary for the operation of the Hotel (the “FF&E”);

(d)Supplies. All china, glassware and silverware, linens, uniforms, engineering, maintenance, cleaning and housekeeping supplies, matches and ashtrays, soap and other toiletries, stationery, menus, hotel services directories and other printed materials and all other similar supplies and materials in use for the operation of the Hotel (the “Supplies”);

(e)IT Systems. All computer hardware, telecommunications and information technology systems located within the Improvements and/or at the Land necessary for the operation of the Hotel (the “IT Systems”);

(f)Food and Beverage. All food and beverages located within the Improvements and/or at the Land in use for the operation of the Hotel (the “F&B”);

(g)Retail Merchandise. All merchandise for sale to guests and customers of the Hotel or the general public located at the Hotel (the “Retail Merchandise”);

(h)Equipment Leases. The leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property set forth in Schedule 2.1(h) (the “Equipment Leases”), together with all deposits made thereunder;

(i)Operating Agreements. The maintenance, service and supply contracts, license and royalty agreements, booking and reservation agreements, credit card service agreements, and all other similar agreements for goods or services set forth in Schedule 2.1(i) (the “Operating Agreements”), together with all deposits made or held by Seller thereunder;

(j)Licenses and Permits. To the extent assignable, all licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority with respect to the Hotel, including, without limitation, the use, occupancy or operation of the Hotel or the Business or any other licenses, permits, consents, authorizations, approvals, registrations and certificates required by any Governmental Authority or necessary for the operation of the Hotel (the “Licenses and Permits”);

(k)Intellectual Property. To the extent assignable, all trademarks, trade names, service marks and other intellectual property rights held or used in the operation of the Business, except for those intellectual property rights licensed to Seller pursuant to the Franchise Agreement, or any other trademarks, trade names, service marks and other intellectual property rights necessary for the operation of the Hotel (the “Intellectual Property”);

(l)Plans and Specifications. All plans and specifications, blue prints, architectural plans, engineering diagrams and similar items located at the Hotel or in Seller’s Possession or Control which relate to the Hotel or the Business (the “Plans and Specifications”);

(m)Warranties. All warranties and guaranties with respect to the Improvements or any Personal Property (the “Warranties”);

(n)Bookings. All bookings and reservations for guest, conference and banquet rooms or other facilities at the Hotel (the “Bookings”) as of the Closing, together with all deposits held by Seller with respect thereto;

(o)Goodwill. All goodwill associated with the Hotel (the “Goodwill”);

(p)Cause of Action. Any rights held by Seller to receive or recover property, debt, or damages on a pending cause of action, whether arising in contract, tort, or otherwise, including rights to indemnification, damages for breach of warranty or any other event or circumstance, judgments, settlements, and proceeds from judgments and settlements, but only to the extent relating to the Property and only to the extent of any damages accruing after the Closing Date (“Causes of Action”);

(q)Leases. All leases or other agreements pursuant to which any Person is granted a possessory interest in, or the right to use or occupy any portion of, the Land and the Improvements (the “Leases”); and

(r)Other Assets. All other property, assets, rights or interests owned or held by

Seller and located at the Hotel, in use in connection with the ownership of the Property or operation of the Business, expected to remain at the Hotel (the “Miscellaneous Assets”).

2.2Excluded Property. Notwithstanding anything to the contrary in Section 2.1, the property, assets, rights and interests set forth in this Section 2.2 (the “Excluded Property”) are excluded from the Property:

(a)Third-Party Property. Any fixtures, personal property or intellectual property owned by (i) the lessor under any Equipment Leases or (ii) the supplier, vendor, licensor or other party under any Operating Agreements or Licenses and Permits.

(b)Cash and Accounts Receivable. Seller is not conveying as part of this sale any cash, cash equivalents, bank accounts, reserve accounts, deposits and the like owned or held by Seller and accounts receivable attributable to Seller’s operation of the Hotel and Business prior to Closing.

PURCHASE PRICE AND EARNEST MONEY

3.1Purchase Price. The purchase price for the Property is Eleven Million Five Hundred Thousand and no/100 Dollars ($11,500,000.00) (the “Purchase Price”).

3.2Earnest Money.

(a)Deposit of Earnest Money. Purchaser, pursuant to the Original PSA, deposited with Escrow Agent the amount of Two Hundred Thousand and no/100 Dollars ($200,000.00) (the “Earnest Money”). The Earnest Money shall be held by Escrow Agent in escrow as earnest money and disbursed in accordance with the terms of this Agreement; provided, however, that Purchaser, Seller and Escrow Agent may enter into a separate escrow agreement to memorialize the obligations of Escrow Agent hereunder, the terms of which agreement shall substantially comply with the disbursement requirements set forth herein (the “Earnest Money Escrow Agreement”).

(b)Escrow Account. The Earnest Money shall be deposited by Escrow Agent in a non-interest bearing account upon Purchaser’s delivery of the Earnest Money.

(c)Disbursement of Earnest Money to Seller. Promptly after the Effective Date, Escrow Agent shall disburse the Earnest Money to Seller in accordance with the wire instructions set forth on Schedule 3.2(c) attached hereto and incorporated herein by reference. At Closing (if applicable), Purchaser shall receive a credit against the Purchase Price in the amount of the Earnest Money disbursed to Seller.

(d)Refund of Earnest Money to Purchaser. If this Agreement is terminated pursuant to the failure of a Purchaser Closing Condition, Seller shall promptly transfer the Earnest Money to Purchaser. This Section 3.2(d) shall survive the termination of this Agreement.

3.3Payment of Purchase Price. Subject to prorations and other credits set forth in this Agreement, at Closing, Purchaser shall pay to Seller an amount equal to the Purchase Price less

(a)the Earnest Money disbursed to Seller; and

(b)either (y) if Purchaser and Lender (as defined below) agree to the Loan Assumption (as defined below), the outstanding principal balance of that certain loan (the “Existing Loan”) encumbering the Property made by Symetra Life Insurance Company, an Iowa corporation (the “Lender”) in the original principal amount of Twelve Million and No/100 Dollars ($12,000,000.00) and having a current outstanding balance of approximately $10,985,347.00 (this balance is subject to change as Existing Loan payments are made) or (z) if Purchaser and/or Lender do not agree to the Loan Assumption, the full amount required by Lender to prepay and satisfy the Existing Loan, including, without limitation, any prepayment fees, yield maintenance charges and/or any other costs, penalties, fees, charges or expenses Lender requires in connection with such prepayment (the foregoing, collectively, the “Payoff Amount”). For the avoidance of doubt, the Parties acknowledge and agree that if the Loan Assumption does not close or Purchaser does not receive Lender Approval (as defined below), Purchaser shall (Y) remain fully liable for the Payoff Amount and (Z) be required to secure any and all conventional financing necessary for Purchaser to (i) acquire the Hotel and Property and/or (ii) close the subject transaction, which foregoing obligations shall survive

Closing and/or the expiration or earlier termination of this Agreement.

3.4Allocation of Purchase Price. The Parties hereby agree that they will work together in an attempt to mutually agree to an allocation of the Purchase Price among the Land, the Improvements and the Personal Property for federal, state and local tax purposes. In the event the Parties fail to mutually agree to an allocation of the Purchase Price as set forth above, the Parties agree to use their own reasonable allocations for federal, state and local tax purposes.

CONTINGENCIES

4.1Due Diligence.

(a)Due Diligence Contingency. Purchaser shall have until 5:00 PM EST on August 16, 2021 (the “Due Diligence Period”) to perform its due diligence review of the Property and all matters related thereto which Purchaser deems advisable in its sole discretion; provided, however, that if Purchaser has not received Lender Approval (as defined in Section 4.3) or secured an Acceptable Franchise Agreement (as defined in Section 4.2) before the expiration of the Due Diligence Period, Seller may in its sole discretion extend the Due Diligence Period until September 13, 2021. In no event shall the Due Diligence Period, as extended, exceed ninety (90) days after the Effective Date. If Purchaser, in its sole discretion, is not satisfied with the results of its due diligence review of the Property or the Business for any reason or no reason whatsoever, Purchaser shall have the right to terminate this Agreement by providing written notice to Seller prior to the expiration of the Due Diligence Period (the “Due Diligence Contingency”). If Purchaser terminates this Agreement pursuant to the Due Diligence Contingency in accordance with this Section 4.1(a), the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination. If Purchaser does not terminate this Agreement pursuant to the Due Diligence Contingency in accordance with this Section 4.1(a), Purchaser shall be deemed to have waived its rights to terminate this Agreement pursuant to the Due Diligence Contingency. Notwithstanding anything contained herein to the contrary Purchaser may at any time, with the consent of Seller, waive the Due Diligence Period by written notice to Seller and thereafter the Due Diligence Period shall be deemed expired and the closing shall occur in accordance with Section 9.1 hereof.

(b)Due Diligence Inspections.

(i)Inspection of the Property. Purchaser shall have the right to perform such examinations, tests, investigations and studies of the Property (the “Inspections”) as Purchaser reasonably deems advisable in its sole discretion provided that: (i) Purchaser gives Seller reasonable prior written notice; (ii) such investigations are not invasive in nature; and (iii) Purchaser does not unreasonably interfere, as determined by Seller, with Seller’s operation of the Hotel or its guests at the Hotel or any tenants under any Leases. Purchaser shall order all third-party Inspections within five (5) Business Days of the Effective Date. Purchaser may conduct the Inspections with its officers, employees, contractors, consultants, agents or representatives (“Purchaser’s Inspectors”). Seller shall provide complete access to the Property for Purchaser’s Inspectors to perform the Inspections, subject to the rights of tenants and guests at the Property; provided, however, Purchaser shall coordinate with Seller and its agents to carry out any such Inspection so as to minimize, to the greatest extent possible, interference with Seller’s business and otherwise in a manner reasonably acceptable to Seller. Purchaser shall indemnify and hold Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees and court costs actually incurred) arising out of Purchaser’s Inspections or tests or other entry onto the Property by Purchaser or its employees, agents, representatives, contractors and lenders and shall maintain adequate insurance to cover the foregoing, which insurance shall name Seller as an insured party; provided, however, that the foregoing indemnity shall not apply to any conditions that are discovered on, under or about the Property by Purchaser or its employees, agents, representatives, contractors and lenders. This indemnity shall survive the Closing or any earlier termination of this Agreement.

(ii)Communications with Other Persons. Purchaser and Purchaser’s Inspectors or their respective employees, agents, representatives, contractors and lenders may not meet or contact any tenant, hotel manager, or any employees of same in connection with the transaction contemplated by this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed, and conditioned upon giving Seller at least three (3) Business Days’

notice in advance by telephone or electronic mail to inform Seller of Purchaser’s intended meeting or contact and to allow Seller the opportunity to attend such meeting or monitor such contact if Seller desires.

(c)Seller’s Due Diligence Materials. The Parties acknowledge and agree that Seller satisfied its requirement, as such requirement was more particularly described in the Original PSA, to provide to Purchaser all due diligence materials in Seller’s Possession or Control relating to the Property or the Business including but not limited to all Equipment Leases, Operating Agreements, Plans and Specifications, Mortgage Loan Documents, and those items set forth on Schedule 4.1(c) (all documents and materials provided by Seller to Purchaser pursuant to this Agreement are referred to collectively herein as the “Seller Due Diligence Materials”).

4.2Franchise Contingency. Purchaser understands that Seller presently has a franchise or license agreement with Franchisor for the Hotel to be operated as a Sheraton Hotel (the “Franchise Agreement”). By or before July 9, 2021, Purchaser shall submit to such franchisor as Purchaser may reasonably select for the operation of the Hotel on the Property (such franchisor, the “Replacement Franchisor”) any application and related fees required to apply for the issuance of a new franchise agreement to Purchaser (such new franchise agreement, an “Acceptable Franchise Agreement”), and shall use diligent and commercially reasonable efforts thereafter to cause the issuance of such Acceptable Franchise Agreement to Purchaser with termination of the existing Franchise Agreement. Purchaser must diligently seek to obtain approval from the Replacement Franchisor and shall use commercially reasonable efforts thereafter to cause the issuance of an Acceptable Franchise Agreement from Replacement Franchisor to Purchaser with termination of the existing Franchise Agreement. Purchaser represents and warrants that it is a sophisticated real estate and hotel developer that will, along with its partner(s), have sufficient experience and capitalization to secure an Acceptable Franchise Agreement. Purchaser shall (y) pay all fees and costs related to the issuance of an Acceptable Franchise Agreement with Replacement Franchisor, including costs of any new property improvement plans required in connection with such Acceptable Franchise Agreement (the “PIP”), including, without limitation, any costs, fees or expenses payable for preparation of the PIP, and any and all costs to be incurred after the Closing in implementing and completing the PIP and (z) pay all fees and costs, if any, related to the termination of the existing Franchise Agreement (including, but not limited to, any costs charged to Seller to effect the issuance of an Acceptable Franchise Agreement and any termination fees, liquidated damages, penalties and/or other charges accruing or payable as a result of such termination), which foregoing payment obligations shall expressly survive the Closing and/or the expiration or earlier termination of this Agreements.

4.3Loan Assumption. By or before July 12, 2021, Purchaser shall submit any application, information and/or related fees (the foregoing, collectively, the “Required Loan Submissions”) to obtain Lender’s consent to assume the Existing Loan (the “Loan Assumption”), and Purchaser shall use diligent and commercially reasonable efforts thereafter to obtain Lender’s consent to the Loan Assumption (the “Lender Approval”). The documents governing the Existing Loan (the “Mortgage Loan Documents”) are listed at Schedule 4.3 attached hereto, and Purchaser has received, reviewed, and approved the terms of the Mortgage Loan Documents. Purchaser shall promptly provide Lender with all Required Loan Submissions and any other documents, information and fees reasonably requested by Lender in connection with the Loan Assumption. Seller shall reasonably cooperate with Purchaser in connection with obtaining Lender’s Approval and assuming the Existing Loan, including executing any and all documents reasonably requested in connection therewith; provided, however, that (a) any additional costs and expenses incurred by Seller as a result of (y) Purchaser’s obtaining Lender’s Approval or (z) the Loan Assumption shall be borne by Purchaser, and (b) Purchaser shall indemnify, defend and hold harmless Seller from any loss, liability, claim, demand or damage arising out of Seller’s cooperation hereunder. At Closing, Purchaser shall assume the Existing Loan and Purchaser shall be solely responsible for, and shall bear all costs and expenses associated with, the Loan Assumption, including, without limitation, all fees charged by Lender for such Loan Assumption, Lender’s attorneys’ fees and all reasonable expenses in connection with obtaining Lender Approval, and Purchaser shall indemnify Seller with respect to any such fees. Notwithstanding anything to the contrary herein, Seller shall be entitled to, and shall be reimbursed by Purchaser at Closing for, any and all balances in all escrows and reserves for taxes, insurance, seasonality, and capital expenditures and any and all other funds held by Lender (collectively the “Lender Held Escrows”). Seller, its affiliates and all existing guarantors of the Existing Loan shall be released at Closing by Lender from all obligations, liabilities and duties arising under the Mortgage Loan Documents, and such release shall be a condition precedent to Seller’s obligations to close the purchase and sale transaction described herein. Purchaser agrees to provide Lender with a replacement guarantor under any guarantees and/or indemnities provided to the Lender in connection with the Existing Loan from and after the Closing Date. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, in the event (i) Purchaser fails to satisfy its requirements related to the Required Loan Submissions or (ii) Lender does not approve the Loan Assumption prior to the expiration of the Due Diligence Period, Purchaser shall be required to secure any and all conventional financing necessary for Purchaser to (Y) acquire the Hotel and Property and/or (Z) close the subject transaction. For the avoidance of doubt, Purchaser shall be responsible for all fees, charges, expenses, penalties and/or costs imposed by Lender in connection with paying off, or Purchaser’s assumption of, as the case may be, the Existing Loan, which obligation shall expressly survive the Closing and/or the expiration or earlier termination of this Agreement.

TITLE TO THE PROPERTY

5.1Title Commitment.

(a)Purchaser shall obtain no later than forty-five (45) days after the Effective Date (i) a title insurance commitment (the “Title Commitment”) provided by Escrow Agent agreeing to issue to Purchaser, upon Closing, an ALTA owner’s title insurance policy (the “Owner’s Title Policy”) in the amount of the Purchase Price, insuring title to the real property in accordance with the provisions of this Agreement, subject only to existing title exceptions and other liens, encumbrances or exceptions that are approved by Purchaser, and those which shall be discharged by Seller at, or before, Closing, (ii) a current ALTA/NSPS survey of the Property (the “Survey”) and (iii) UCC, tax lien, bankruptcy and judgment searches for the Seller (collectively, the “Searches”).

(b)Purchaser has until the expiration of the Due Diligence Period to object in writing to any issue or condition not acceptable to Purchaser. Purchaser’s failure to object in writing to any such issue or condition prior to the expiration of the Due Diligence Period shall be deemed a waiver by Purchaser of its ability to terminate this Agreement pursuant to the Due Diligence Contingency. If any objection is made, Seller may, but has no obligation to, endeavor to correct such issue or condition; provided, that if such issue or condition is a valid monetary tax lien, judgment, or valid mechanic’s lien, such lien or judgment shall be paid by Seller prior to Closing or out of Seller’s proceeds at Closing, at Seller’s discretion, and in either case, no additional cure shall be necessary. Seller shall notify Purchaser of its election to endeavor to correct any such condition within ten (10) Business Days of Seller’s receipt of Purchaser’s written objections. If Seller elects to correct such condition, Seller shall have thirty (30) days in which to exercise its best efforts to attempt to correct such condition (except for monetary liens which can be paid out of Seller’s proceeds at Closing, for which no additional cure shall be necessary) and the Closing Date shall be extended as necessary to permit such correction. If all such issues and conditions cannot be corrected within the thirty (30) day period, despite Seller’s best efforts, or if Seller does not elect to endeavor to correct such issues or conditions, Purchaser may terminate this Agreement or accept such issue or condition and close without any reduction in the Purchase Price except for liens or encumbrances of a definite or ascertainable amount which may be paid from the Purchase Price on or before Closing. Any restrictions, liens, encumbrances, easements, rights of way and other matters which are waived or are not objected to by Purchaser in the manner provided in this Section 5.1(b) shall be deemed “Permitted Exceptions”.

(c)Purchaser may from time to time update the effective date of the Title Commitment or examination. If such update discloses any unpermitted or unacceptable title exceptions affecting title to the Property which first appeared of record subsequent to the effective date of such previous Title Commitment or examination (“New Objections”), then Purchaser shall notify Seller thereof, and Seller, in Seller’s sole discretion and at Seller’s sole cost and expense, may cure all New Objections. The New Objections shall be cured within thirty (30) days from the date of such notice, and the Closing Date shall be extended, if necessary, to permit Seller such thirty (30) day period to cure. If Seller cannot or chooses not to cure all of the New Objections, then Purchaser shall have the right and option (a) to terminate this Agreement by giving written notice of such termination to Seller or (b) to acquire the Property subject to such New Objections.

5.2Conveyance of the Property. At Closing, Seller shall convey to Purchaser (a) fee simple title to the Real Property and (b) title to the Personal Property, free and clear of all liens and encumbrances other than Permitted Exceptions.

REPRESENTATIONS AND WARRANTIES

6.1Seller’s Representations and Warranties. To induce Purchaser to enter into this Agreement and to consummate the transaction described in this Agreement, Seller hereby makes the representations and warranties in this Section 6.1, upon which Seller acknowledges and agrees that Purchaser is entitled to rely.

(a)Organization and Power. Seller is duly organized and formed, validly existing, in good standing in the jurisdiction of its organization, and has all requisite power and authority to own the Property and operate the Business.

(b)Authority and Binding Obligation. (i) Seller has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by Seller pursuant to this Agreement (the “Seller Documents”), and to perform all obligations of Seller under each of the Seller Documents and (ii) the execution and delivery by the signer on behalf of Seller of each of the Seller Documents, and the performance by Seller of its obligations under each of the Seller Documents, has been duly and validly authorized by all necessary action by Seller.

(c)Consents and Approvals; No Conflicts. Subject to the recordation of any Seller Documents as appropriate, (i) to the best of Seller’s knowledge, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery by Seller of any of the Seller Documents, or the performance by Seller of any of its obligations under any of the Seller Documents or the consummation by Seller of the transaction described in this Agreement, and (ii) neither the execution and delivery by Seller of any of the Seller Documents, nor the performance by Seller of any of its obligations under any of the Seller Documents, nor the consummation by Seller of the transaction described in this Agreement, will: (A) violate any provision of Seller’s organizational or governing documents; (B) to the best of Seller’s knowledge, violate any Applicable Law to which Seller is subject; or (C) to best of Seller’s knowledge, result in a violation or breach of, or constitute a default under any of the Contracts, or (D) to the best of Seller’s knowledge, result in the creation or imposition of any lien or encumbrance on the Property or any portion thereof.

(d)Title to Real and Personal Property. Seller has good and marketable fee simple record title to the Land, and title to all tangible Personal Property, which shall be free and clear of all liens and encumbrances as of the Closing except for any lien for ad valorem taxes for the current year.

(e)All Property Included. To the best of Seller’s knowledge, the Property includes all property, assets, rights and interests currently existing and necessary for the operation of the Business.

(f)Condemnation. There is no condemnation or other proceeding in eminent domain pending or, to Seller’s knowledge, threatened materially affecting the Property or any portion thereof.

(g)Compliance with Applicable Law. (i) Seller has not received any written notice of a violation of any Applicable Law with respect to the Property or the Business which has not been cured or dismissed, (ii) no administrative proceeding, investigation or inquiry is pending or, to Seller’s knowledge, threatened with respect to any violation of Applicable Law with respect to the Property or the operation of the Hotel, and (iii) to Seller’s knowledge, there is no material violation of any Applicable Law with respect to the Property or the potential operation of the Hotel which has or could have a material adverse effect on Purchaser’s ownership or operation of the Hotel. If Seller receives written notice of a material violation of Applicable Law, Seller will provide Purchaser written notice of such material violation within five (5) Business Days of Purchaser’s receipt of such written notice. If such material violation of Applicable Law cannot be corrected at or prior to Closing, or if Seller does not elect to endeavor to correct such material violation, Purchaser may terminate this Agreement or waive such material violation and close without any reduction in the Purchase Price. If Purchaser waives such violation and closes in accordance with this Section 6.1(g), the existence of such violation of shall not constitute a misrepresentation under this Section 6.1(g) for any purpose related to this Agreement.

(h)Litigation. (i) No litigation, arbitration, administrative or other adjudicatory proceeding or legal action is pending or, to Seller’s knowledge, threatened in writing, with respect to the Property or the operation of the Hotel, which (x) is not covered by insurance, (y) would have a material adverse effect on the Property or (z) has not been resolved, settled or dismissed, (ii) Seller has not received any court filing, formal written charge or complaint or written request for arbitration, mediation, administrative hearing or similar legal or quasi-legal proceeding with respect to the Property or the operation of the Hotel (“Litigation Document”), which has not been resolved, settled or dismissed, and (iii) no injunction, decree, order, writ or judgment is outstanding with respect to the Property or the operation of the Hotel. If Seller receives any Litigation Document, Seller will provide Purchaser written notice of such Litigation Document within five (5) Business Days of Seller’s receipt thereof. If the Litigation Document relates to a matter that is covered by insurance, the Parties shall proceed to Closing without any reduction in the Purchase Price. If the Litigation Document relates to a matter that is not covered by insurance, with respect to which the amount in dispute is less than $100,000.00, and an adverse outcome of which would have a material adverse effect on the Property, Seller shall escrow an amount sufficient to satisfy a judgment equal to the amount in dispute pursuant to an escrow agreement mutually agreeable to the Parties, and the Parties shall proceed to Closing without any reduction in the Purchase Price. If the Litigation Document relates to a matter that is not covered by insurance, with respect to which the amount in dispute is equal to or greater than $100,000.00, and an adverse outcome of which would have a material adverse effect on the Property, either Seller or Purchaser may terminate this Agreement, and Seller shall have no further obligations under this Agreement.

(i)Employees. Seller is not a party to any collective bargaining agreement.

(j)Taxes. (i) All Taxes which would be delinquent if unpaid will be paid in full or prorated at Closing as part of the prorations pursuant to Section 10.1, (ii) Seller has not received any notice for an audit of any Taxes which has not been resolved or completed, and (iii) Seller is not currently contesting any Taxes.

(k)Environmental Matters. (i) Seller has not received any notice from any Governmental Authority or other Person of any Environmental Claims which have not been resolved, settled or dismissed, (ii) no Environmental Claims are pending or, to Seller’s knowledge, threatened with respect to the Property, and (iii) to Seller’s knowledge, Seller is not subject to any Environmental Liabilities with respect to the Property.

(l)Licenses and Permits. Seller has not received any written notice from any Governmental Authority or other Person of (A) any violation, suspension, revocation or non-renewal of any Licenses and Permits that has not been cured or dismissed, or (B) any failure by Seller to obtain any Licenses and Permits required for the use, occupancy or operation of the Hotel that has not been cured or dismissed.

(m)Equipment Leases. The list of Equipment Leases set forth in Schedule 2.1(h) comprise all material leases or purchase money security agreements for any equipment, machinery, vehicles or other personal property necessary for the operation of the Hotel. (i) Seller has neither given nor received any written notice of any breach or default under any of the Equipment Leases which has not been cured, and (ii) to Seller’s knowledge, no event has occurred or circumstance exists which, with notice or the passage of time, would result in a breach or default by Seller or the other party thereunder.

(n)Operating Agreements. The list of Operating Agreement set forth in Schedule 2.1(i) includes all material maintenance, service and supply contracts, license and royalty agreements, booking and reservation agreements, credit card service agreements and all other agreements for goods or services necessary in the operation of the Business. (i) Seller has neither given nor received any written notice of any breach or default under any of the Operating Agreements which has not been cured, and (ii) to Seller’s knowledge, no event has occurred or circumstance exists which, with notice or the passage of time, would result in a breach or default by Seller or the other party thereunder. Seller will terminate the Management Agreement in connection with Closing.

(o)Franchise Agreements. Except for the Franchise Agreement, Seller is not a party to any license or franchise agreements with respect to the Hotel.

(p)Finders and Investment Brokers. Except for Broker, Seller has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Seller in connection with the transaction described by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transaction described in this Agreement.

(q)Foreign Person. Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

(r)Bankruptcy. Seller has not filed any petition in bankruptcy or other insolvency proceedings or proceedings for reorganization of Seller or for the appointment of a receiver or trustee for all or any substantial part of the Property, nor has Seller made any assignment for the benefit of its creditors or filed a petition for an arrangement, or entered into an arrangement with creditors or filed a petition for an arrangement with creditors or otherwise admitted in writing its inability to pay its debt as they become due.

(s)Rights to Purchase. Neither Seller nor any Affiliate of Seller has granted any option, right of first refusal or any other unexpired right in favor of any Person to purchase or otherwise acquire the Property, any portion thereof or any interest therein, or any interest in any Seller.

(t)AS IS; DISCLOSURES; WAIVER. Notwithstanding anything to the contrary contained in this Agreement, if the Closing of the transactions hereunder shall have occurred, Seller shall have no liability to Purchaser (and Purchaser shall make no claim against Seller) for a breach of any representation or warranty or any other covenant, agreement or obligation of Seller, or for indemnification, under this Agreement or any Seller Closing Documents, unless (a) the valid claims for all such breaches and indemnifications collectively aggregate to more than Seventy-Five Thousand and 00/100 Dollars ($75,000.00) (in which case Purchaser shall not be entitled to recover any amounts below such “floor”), and (b) the liability of Seller under this Agreement and such documents shall not exceed, in the aggregate, an amount equal to Five Hundred Thousand and 00/100 Dollars ($500,000.00). In no event shall Seller be liable for any consequential or punitive damages. In connection with any action alleging a breach of any warranty of title in the Deed, Purchaser agrees that it shall in good faith pursue Escrow Agent under the Owner’s Title Policy with respect to any claim relating to the warranty of title under the Deed prior to bringing an action against Seller.

6.2Purchaser’s Representations and Warranties. To induce Seller to enter into this Agreement and to consummate the transaction described in this Agreement, Purchaser hereby makes the representations and warranties in this Section 6.2, upon which Purchaser acknowledges and agrees that Seller is entitled to rely.

(a)Organization and Power. Purchaser is duly incorporated or formed (as the case may be), validly existing and in good standing under the laws of the state of its organization, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.

(b)Authority and Binding Obligation. (i) Purchaser has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by Purchaser pursuant to this Agreement (the “Purchaser Documents”), and to perform all obligations of Purchaser arising under each of the Purchaser Documents, (ii) the execution and delivery by the signer on behalf of Purchaser of each of the Purchaser Documents, and the performance by Purchaser of its obligations under each of the Purchaser Documents, has been duly and validly authorized by all necessary action by Purchaser, and (iii) each of the Purchaser Documents, when executed and delivered, will constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent Seller itself is in default thereunder.

(c)Consents and Approvals; No Conflicts. (i) No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by Purchaser of any of the Purchaser Documents, the performance by Purchaser of any of its obligations under any of the Purchaser Documents, or the consummation by Purchaser of the transaction described in this Agreement, and (ii) neither the execution and delivery by Purchaser of any of the Purchaser Documents, nor the performance by Purchaser of any of its obligations under any of the Purchaser Documents, nor the consummation by Purchaser of the transaction described in this Agreement, will: (A) violate any provision of the organizational or governing documents of Purchaser; (B) violate any Applicable Law to which Purchaser is subject; or (C) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which Purchaser is a party or by which any of Purchaser’s properties are subject.

(d)Finders and Investment Brokers. Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Purchaser in connection with the transaction described by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transaction described in this Agreement.

(e)Bankruptcy. Purchaser has not filed any petition in bankruptcy or other insolvency proceedings or proceedings for reorganization of Purchaser or for the appointment of a receiver or trustee for all or any substantial part of its property, nor has Purchaser made any assignment for the benefit of its creditors or filed a petition for an arrangement, or entered into an arrangement with creditors or filed a petition for an arrangement with creditors or otherwise admitted in writing its inability to pay its debt as they become due.

(f)OFAC. Purchaser is in compliance with the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Purchaser is not:

(i)listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(ii)a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iii)owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

(g)AS IS; DISCLOSURES; WAIVER. PURCHASER REPRESENTS, WARRANTS AND ACKNOWLEDGES THAT: (A) PURCHASER HAS ALREADY INSPECTED THE PROPERTY OR WILL HEREAFTER INDEPENDENTLY CAUSE THE PROPERTY TO BE INSPECTED ON ITS BEHALF; AND (B) PURCHASER HAS NOT ENTERED INTO THIS AGREEMENT BASED UPON ANY REPRESENTATION, WARRANTY, AGREEMENT, STATEMENT OR EXPRESSION OF OPINION BY SELLER OR BY ANY PERSON OR ENTITY ACTING OR ALLEGEDLY ACTING FOR OR ON BEHALF OF SELLER AS TO THE PROPERTY OR THE CONDITION OF THE PROPERTY (OTHER THAN THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN SECTION 6.1). PURCHASER AGREES THAT THE PROPERTY IS TO BE SOLD TO AND ACCEPTED BY PURCHASER AT CLOSING, AS IS, WHERE IS, WITH ALL FAULTS, IF ANY, AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED (OTHER THAN THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN SECTION 6.1 HEREOF.) IN ADDITION TO, AND WITHOUT LIMITATION ON THE GENERALITY OF THE FOREGOING DISCLAIMER OF WARRANTIES, PURCHASER SPECIFICALLY ACKNOWLEDGES THAT SELLER MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE ENVIRONMENTAL CONDITION OF THE LAND (OTHER THAN THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN SECTION 6.1). THE DISCLAIMER OF WARRANTIES AND ALL OTHER PROVISIONS OF SECTION 6.1 SHALL SURVIVE THE CLOSING AND PURCHASER SPECIFICALLY ACKNOWLEDGES THAT, EXCEPT AS PROVIDED FOR IN THIS AGREEMENT, PURCHASER IS NOT RELYING AND SHALL NOT RELY ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER AS TO ANY MATTERS CONCERNING THE PURCHASED PROPERTY INCLUDING WITHOUT LIMITATION THE HISTORICAL OR PROJECTED REVENUES, EXPENSES, OCCUPANCY RATES, ROOM RATES, PROFITABILITY OR OTHER FINANCIAL STATISTICS OF THE PROPERTY. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF REAL ESTATE AND THAT IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF PURCHASER’S CONSULTANTS IN PURCHASING THE PROPERTY AND SHALL MAKE AN INDEPENDENT VERIFICATION OF THE ACCURACY OF ANY DOCUMENTS AND INFORMATION PROVIDED BY SELLER. BY FAILING TO TERMINATE THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, PURCHASER ACKNOWLEDGES THAT SELLER HAS AFFORDED PURCHASER A FULL OPPORTUNITY TO CONDUCT SUCH INVESTIGATIONS OF THE PROPERTY AND THE HOTEL AS PURCHASER DEEMED NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE HOTEL. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE

PHYSICAL OR CONSTRUCTION DEFECTS, ADVERSE ENVIRONMENTAL, HEALTH OR SAFETY CONDITIONS, OR ADVERSE MATTERS EXISTING OR ARISING IN RESPECT OF THE PROPERTY OR THE HOTEL WHICH MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS AND INVESTIGATIONS AND SELLER SHALL HAVE NO LIABILITY OR OBLIGATION THEREFOR EXCEPT TO THE EXTENT SUCH MATTER CONSTITUTES A BREACH OF A REPRESENTATION, WARRANTY OR COVENANT HEREUNDER.

COVENANTS

7.1Confidentiality.

(a)Disclosure of Confidential Information. Seller and Purchaser shall keep confidential and not make any public announcement or disclose to any Person the existence or any terms of this Agreement (or the Original PSA), any information disclosed by the Inspections or in the Seller Due Diligence Materials or any other documents, materials, data or other information with respect to the Property or Hotel which is not generally known to the public (the “Confidential Information”). Notwithstanding the foregoing, Seller and Purchaser shall be permitted to (i) disclose any Confidential Information to the extent required under Applicable Law, or (ii) disclose any Confidential Information to any Person on a “need-to-know” basis, such as their respective shareholders, partners, members, trustees, beneficiaries, directors, officers, employees, attorneys, consultants, engineers, surveyors, lenders, investors, managers, franchisors and such other Persons whose assistance is required to consummate the transactions described in this Agreement, including, without limitation, Purchaser’s Inspectors; provided, however, that Seller or Purchaser (as the case may be) shall (A) advise such Person of the confidential nature of such Confidential Information, and (B) use commercially reasonable efforts to cause such Person to maintain the confidentiality of such Confidential Information. This Section 7.1(a) shall survive the Closing or termination of this Agreement.

(b)Public Announcements. Notwithstanding the foregoing in Section 7.1(a), a Party shall have the right to make a public announcement regarding the transaction described in this Agreement upon the Closing provided that such announcement does not disclose the Purchase Price.

7.2Continuation of Operations. Following the Effective Date of this Agreement and to and including the Closing Date, the Seller shall continue normal and prudent maintenance and management of the Business in accordance with Seller’s current practices and in the ordinary course of business. Seller shall keep, or shall cause to be kept, the Property insured against fire and other hazards covered by extended coverage endorsement and comprehensive public liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, consistent with Seller’s prior practices.

7.3Contracts. Any execution of a new contract relating to the Property after the expiration of the Due Diligence Contingency may only be done with the approval of Purchaser or if such contract can be terminated with ninety (90) days’ notice or less.

7.4Employees. Any hiring of a general manager after the expiration of the Due Diligence Contingency may only be done with prior written notification to the Purchaser.

CLOSING CONDITIONS

8.1Mutual Closing Conditions.

(a)Satisfaction of Mutual Closing Conditions. The respective obligations of Seller and Purchaser to close the transaction contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Mutual Closing Conditions”):

(i)Adverse Proceedings. No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transaction described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, that would make illegal or invalid or otherwise prevent the consummation of the transaction described in this Agreement.

(ii)Adverse Law. No Applicable Law shall have been enacted that would, and no legislation shall have been passed that upon enactment would, make illegal or invalid or otherwise prevent the consummation of the transaction described in this Agreement.

8.2Purchaser’s Closing Conditions.

(a)Satisfaction of Purchaser’s Closing Conditions. In addition to the Mutual Closing Conditions, Purchaser’s obligations to close the transactions described in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Purchaser Closing Conditions”):

(i)Representations and Warranties. Certification by Seller that each of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made).

(ii)Covenants and Obligations. Each of the covenants and obligations of Seller in this Agreement shall have been performed in all material respects.

(iii)Additional Documents. Seller shall have executed all documents required under this Agreement, and such further instruments of conveyance, assignments, approvals, waivers, consents, confirmations, releases, entity documentation and other documents as may be reasonably necessary to effectuate the sale and transfer of all title, ownership, and possessory rights in and to the Property to Purchaser, and to otherwise consummate and evidence the capacity and authority of Seller to consummate the transactions contemplated herein.

(iv)Title. Seller shall be ready, willing and able to deliver fee simple title to the Property in accordance with the terms and conditions of this Agreement.

8.3Seller Closing Conditions.

(a)Satisfaction of Seller’s Closing Conditions. In addition to the Mutual Closing Conditions, Seller’s obligations to close the transactions contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Seller Closing Conditions”):

(i)Receipt of the Purchase Price. Purchaser shall have (i) paid to Seller or deposited with Escrow Agent with written direction to disburse the same to Seller, the Purchase Price (as adjusted pursuant to Section 3.1), and (ii) delivered written direction to Escrow Agent to disburse the Earnest Money to Seller.

(ii)Representations and Warranties. The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made).

(iii)Covenants and Obligations. Each of the covenants and obligations of Purchaser in this Agreement shall have been performed in all material respects.

8.4Failure of Closing Conditions. So long as a Party is not in default hereunder, if any condition to such Party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as provided herein), such Party may, in its sole discretion, terminate this Agreement, or elect to close notwithstanding the non-satisfaction of such condition, and in that event said Party shall be deemed to have waived said condition, and there shall be no liability on the part of the other Party hereto. In the event that this Agreement is terminated pursuant to this Article VIII, the Earnest Money shall be transferred in accordance with the terms of Section 3.2 hereof and the Parties shall have no further rights or obligations under this Agreement, except for those which expressly survive such termination.

CLOSING

9.1Closing Date. The closing of the transaction described in this Agreement (the “Closing”) shall occur no later than October 13, 2021 (the date on which the Closing occurs is referred to herein as the “Closing Date”); provided, however, if required by Lender, the Closing shall occur only on a monthly payment date under the Existing Loan and the Closing Date may be extended at Seller’s option to the next such monthly payment date after the expiration of such initial thirty (30) day period. The Closing shall be an escrow closing and may occur remotely.

9.2Documents to be Delivered by Seller at Closing. Prior to Closing, Seller shall prepare for Purchaser’s approval the Deed, A & A Agreements, Bill of Sale and any other transfer documents identified in this Section 9.2. At Closing, Seller shall execute, acknowledge and/or deliver, as applicable, the following to Purchaser or the Escrow Agent:

(a)A special or limited warranty deed (the “Deed”) conveying title to the Property subject only to the Permitted Exceptions.

(b)An Assignment and Assumption of Leases (the “Assignment of Leases”) assigning from Seller, and assuming by Purchaser, all of Seller’s right, title and interest in and to the Leases.

(c)An Assignment and Assumption of Contracts and Licenses (the “Contract and License Assignments”) assigning from Seller, and assuming by Purchaser, all of Seller’s and Affiliates’ right, title and interest in and to the (i) Licenses and Permits and (ii) Contracts. Furthermore, mutual indemnifications shall be included in the Contract and License Assignments which provide that Seller shall indemnify and hold Purchaser harmless for all liabilities thereunder arising prior to the Closing Date and that Purchaser shall indemnify and hold Seller harmless for all liabilities arising thereunder after the Closing Date.

(d)An Assignment and Assumption of Intangible Property, assigning from Seller, and assuming by Purchaser all of Seller’s right, title and interest, if any, in and to all Intangible Property (the “Intangible Property Assignments”) with Seller’s warranty that all Intangible Property is owned by Seller free and clear of all liens and encumbrances. The Assignment of Leases, Contract and License Assignments and the Intangible Property Assignments are herein referred to collectively as the “A & A Agreements”.

(e)A Bill of Sale (the “Bill of Sale”) conveying, transferring and selling to Purchaser all right, title and interest, if any, of Seller in and to all Personal Property.

(f)To the extent in Seller’s possession and not already located at the Property, keys to all entrance doors to, and equipment and utility rooms located in, the Property.

(g)To the extent in Seller’s possession and not already located at the Property, all Licenses.

(h)The advance Booking deposits.

(i)An inventory of all baggage, valises, packages and trunks checked or left in the care of Seller and the contents of all trunk and storage rooms at the Property, together with all books, records, and keys relating to such items.

(j)All other documents which Seller is required to deliver pursuant to the provisions of this Agreement or which are necessary to carry out the intent and purposes of this Agreement.

(k)All corporate authority and good standing documents and other reasonable documentation as may be reasonably required by the Escrow Agent.

(l)Affidavit reaffirming that all representations and warranties made by Seller under this Agreement are true and correct as of the date of Closing, pursuant to the terms hereof.

(m)All affidavits reasonably required by Escrow Agent to issue the Owner’s Title Policy and endorsements in a form acceptable to Purchaser.

(n)FIRPTA certification.

9.3Documents to be Delivered by Purchaser at Closing. At the Closing, Purchaser shall execute, acknowledge and/or deliver, as applicable, the following to Seller:

(a)The cash portion of the Purchase Price, subject to apportionments, credits and adjustments as provided in this Agreement.

(b)The A & A Agreements.

(c)All other documents which Purchaser is required to deliver pursuant to the provisions of this Agreement or which are necessary to carry out the intent and purpose of this Agreement.

(d)All corporate authority and good standing documents and other reasonable documentation required by the Escrow Agent.

(e)Affidavit reaffirming that all representations and warranties made by Purchaser under this Agreement are true and correct as of the date of Closing, pursuant to the terms hereof.

PRORATIONS AND EXPENSES

10.1Prorations. The following accounts shall be prorated as of the Closing Date and purchased in cash by Purchaser or credited against cash due to Seller or due from Purchaser, as applicable:

(a)Real estate, personal property taxes, ad valorem taxes and sanitary sewer assessments and similar impositions on the Property (the “Taxes”) if any, for the period prior to Closing shall be prorated as of the Closing Date. The Taxes for the year in which the Closing occurs shall be prorated as of the Closing Date based on the assessment for that year if the assessed value and applicable rates are known at the time of Closing; otherwise, Taxes shall be prorated on the basis of the most recent ascertainable assessed value and rates.

(b)All prepaid rents and amounts payable under the leases, license agreements, service, operating and maintenance contracts assigned to and assumed by the Purchaser, as set forth herein, to the extent same shall cover periods subsequent to Closing shall be credited to Seller.

(c)Amounts prepaid as fees for business permits and licenses which are permitted by law to be assigned to and credited to Seller.

(d)Refundable deposits paid to Seller as lessor under leases or agreements that Purchaser agrees to assume and advance deposits received by Seller for reservations on and after the date of Closing shall transfer to Purchaser, and Purchaser shall thereupon acquire and assume all of Seller’s rights and obligations, if any, in and to such deposits.

(e)All charges for utilities and telephones shall be prorated as of the Closing Date. Purchaser shall transfer all utilities including telephones into its name as of the Closing Date and shall pay all charges therefor from and after Closing.

(f)All Lender Held Escrows shall be assumed by Purchaser and credited to Seller as of the Closing Date.

10.2Adjustments, Allocation and Settlement. The following adjustments to the income and expenses from the Property and purchases or credits shall be made at Closing or subsequent settlement:

(a)The final night’s room revenue (revenue from rooms occupied on the evening preceding the Closing) including any sales tax, shall belong to Seller including accounts receivable of registered guests who have not checked out and are occupying rooms on the evening preceding the Closing Date (the “Tray Ledger”). On the Closing Date, the Tray Ledger accounts shall be checked out as accounts of Seller and, if any accounts are continuing to occupy rooms, re-checked in as accounts of Purchaser. All other accounts receivable originating for services or room nights sold and occupied and checked out prior to the Closing Date shall belong to and be the responsibility of Seller. Purchaser shall have no obligation to collect any such accounts receivable for Seller, and Purchaser shall promptly remit such amounts collected to Seller. If Purchaser collects any cash from any Tray Ledger accounts that are indebted to Purchaser as well as Seller, Purchaser shall apply such collections on a pro-rata basis between its own accounts receivable and to Seller for any accounts belonging to Seller.

(b)Seller shall be entitled to retain the sum of all cash within the control of Seller at the Property in use at time of the Closing.

(c)At the Closing, Seller shall set over and assign unto the Purchaser to the extent permitted by applicable vending machine agreement(s) any right, title and interest Seller may have in and to any commissions or revenues derived from vending machines after the Closing.

(d)Seller shall be responsible for all hotel employee(s) wages, payroll taxes and benefits through midnight of the day preceding Closing, and Seller shall reimburse or credit Purchaser for such expense. Such employees shall be terminated by Seller effective as of 11:59:59 p.m. (local time) of the day preceding Closing. Purchaser shall not be obligated to re-hire any of Seller’s employees.

(e)Purchaser shall be entitled to advance deposits received by Seller prior to Closing for periods subsequent to 12:00:01 a.m. (local time) on the date of Closing. Advance reservations and bookings shall be provided by the Seller at Closing. Purchaser agrees to provide rooms and services for persons and organizations who made advance reservations, and Purchaser agrees to indemnify and hold Seller harmless from and against any claim brought against Seller as a result of Purchaser’s failure to honor any such reservations and bookings.

(f)Purchaser shall purchase from Seller, at Seller’s invoice price, and in addition to the

Purchase Price, the unopened supplies, inventory and F&B located at the Hotel on the Closing Date, if any.

10.3Transaction Costs.

(a)Seller’s Transaction Costs. In addition to the other costs and expenses to be paid by Seller as set forth elsewhere in this Agreement, Seller shall pay for the following items in connection with this transaction: (i) one-half (½) of the fees and expenses for the escrow services provided by Escrow Agent, (ii) the fees and expenses of its own attorneys, accountants and consultants and (iii) any fee due to Broker from Seller pursuant to a separate agreement between Seller and Broker.

(b)Purchaser’s Transaction Costs. In addition to the other costs and expenses to be paid by Purchaser as set forth elsewhere in this Agreement, Purchaser shall pay for the following items in connection with this transaction: (i) any stamp taxes, transfer, sales or similar tax payable in connection with the conveyance of the Property, (ii) the fees, costs and expenses for the Title Commitment, Owner’s Title Policy (including endorsements), Survey and Searches, (iii) the fees and expenses incurred by Purchaser for Purchaser’s Inspectors or otherwise in connection with the Inspections, (iv) any mortgage tax, title insurance fees and expenses for any loan title insurance policies or recording charges or other amounts payable in connection with the assumption of the Existing Loan, (v) one half (½) of the fees and expenses for the Escrow Agent, (vi) the fees and expenses of its own attorneys, accountants and consultants, (vii) costs of recording the deed to transfer the Property and (viii) any costs related to the issuance of an Acceptable Franchise Agreement, including , but not limited to all fees and costs, if any, related to the termination of the existing Franchise Agreement (including, but not limited to, any costs charged to Seller to effect the issuance of an Acceptable Franchise Agreement and any termination fees, liquidated damages or other charges accruing or payable as a result of such termination). Purchaser shall indemnify and hold Seller harmless from and against any liens, claims, causes of action, damages, liabilities and expenses related to such costs, which indemnity shall survive the Closing or termination of this Agreement.

(c)Other Transaction Costs. All other fees, costs and expenses not expressly addressed in this Section 10.3 or elsewhere in this Agreement shall be allocated between Seller and Purchaser in accordance with applicable local custom for similar transactions.

(d)True Up. Except as otherwise provided herein, to the extent that the amount of any of the above items shall not be available for exact proration and adjustment as of the Closing Date at Closing, Seller or its representative and Purchaser or its representative shall determine, compute, settle and adjust, or readjust, Closing prorations between the parties as of the Closing Date. All prorations and adjustments shall be subject to a true up period of ninety (90) days after Closing (the “True Up Period”). All of Seller’s liabilities and obligations which can reasonably be paid and satisfied at or prior to the Closing Date shall be so paid. The Parties acknowledge that such liabilities and obligations which cannot be so paid prior to Closing Date or which have accrued but are then unpaid, including, but not limited to, liabilities for utility expenses, sales taxes, unemployment taxes, social security taxes, income tax withholding and any other federal, state, local and other applicable taxes and fees, all or any of which may not be payable prior to Closing, shall be paid and satisfied by Seller as promptly as such can be determined and are due and payable but under no circumstance should said payments be made more than ten (10) days after Seller receives notice of said payment becoming due and payable.

DEFAULT

11.1Seller’s Default. If, at or any time prior to Closing, Seller fails to perform its covenants or obligations under this Agreement in any material respect, which breach or default is not caused by a Purchaser Default and such failure remains uncured (a “Seller Default”), then Purchaser, as its sole and exclusive remedies for such Seller Default, may elect to (a) terminate this Agreement, in which case the Earnest Money shall be refunded to Purchaser in accordance with Section 3.2(d), and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination or (b) proceed to Closing, in which case Purchaser shall be deemed to have waived such Seller Default; provided, however, that Purchaser shall not be deemed to have waived any Seller Default unless the Closing occurs or Purchaser provides Seller with written notice of such waiver prior to Closing.

11.2Purchaser’s Default. If at any time prior to Closing, Purchaser fails to perform any of its other covenants or obligations under this Agreement in any material respect, which breach or default is not caused by a Seller Default and such failure remains uncured (a “Purchaser Default”), then Seller, as its sole and exclusive remedies for such Purchaser Default, may elect to (a) terminate this Agreement by providing written notice to and Seller may retain the Earnest Money as full liquidated damages (and not as a penalty) for all loss, damage and other expenses suffered by Seller, it being agreed that Seller’s damages are impossible to ascertain and the sum specified as liquidated damages is a reasonable estimation of the probable loss which would be sustained by the Seller by reason of such default or breach, and is not a penalty or forfeiture or (b) proceed to Closing pursuant to this Agreement, in which case Seller shall be deemed to have waived such Purchaser Default; provided, however, that Seller shall not be deemed to have waived any Purchaser Default unless the Closing occurs or Seller provides Purchaser with written notice of such waiver prior to Closing.

RISK OF LOSS

12.1Casualty. If, at any time after the Effective Date and prior to Closing or earlier termination of this Agreement, the Property or any material portion thereof is damaged or destroyed by fire or any other casualty (a “Casualty”), Seller shall give written notice of such Casualty to Purchaser as promptly as practicable after the occurrence of such Casualty, but in any event prior to the Closing.

(a)Material Casualty. If the amount of the repair or restoration of the Property required by a Casualty equals or exceeds twenty percent (20%) of the Purchase Price (a “Material Casualty”), then Purchaser shall have the right to elect, by providing written notice to Seller within fifteen (15) Business Days after Purchaser’s receipt of Seller’s written notice of such Casualty, to (i) terminate this Agreement, in which case the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (ii) proceed to Closing, in which case Seller shall provide Purchaser with a credit against the Purchase Price in an amount equal to the costs and expenses required to repair or restore the Property affected by the Material Casualty as agreed to by the Parties. If Purchaser (1) fails to provide written notice of its election to Seller within such time period, or (2) provides written notice of its election to proceed to Closing, but subsequently the Parties are unable to agree on the amount of the credit to be provided to Purchaser at Closing despite a good faith effort by Purchaser to so agree, Purchaser shall be deemed to have elected to terminate this Agreement pursuant to clause (i) of the preceding sentence. If the Closing is scheduled to occur prior to the expiration of Purchaser’s election period, then the Closing shall be postponed until the date which is five (5) Business Days after the earlier of Purchaser’s delivery of its election notice to Seller or the expiration of Purchaser’s election period.

(b)Non-Material Casualty. In the event of any Casualty other than a Material Casualty, then Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall (A) provide Purchaser with a credit against the Purchase Price in an amount equal to the applicable insurance deductible, and (B) assign and transfer to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to such Casualty by delivering an assignment instrument to Purchaser at

Closing in form and substance reasonably satisfactory to Purchaser.

12.2Condemnation. If, at any time after the Effective Date and prior to Closing or the earlier termination of this Agreement, any Governmental Authority commences any condemnation proceeding or other proceeding in eminent domain with respect to all or any material portion of the Real Property (a “Condemnation”), Seller shall give written notice of such Condemnation to Purchaser promptly after Seller receives notice of such Condemnation.

(a)Material Condemnation. If the Condemnation would (i) result in the loss of more than twenty percent (20%) of the fair market value of the Land or Improvements (which shall be deemed to be equal to the Purchase Price), (ii) result in any material restriction in access to the Land or Improvements, or (iii) have a materially adverse effect on the operation of the Hotel or the Business as conducted prior to such Condemnation (a “Material Condemnation”), then Purchaser shall have the right to elect, by providing written notice to Seller within fifteen (15) Business Days after Purchaser’s receipt of Seller’s written notice of such Condemnation, to (A) terminate this Agreement, in which case the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (B) proceed to Closing, without terminating this Agreement, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation by delivering an assignment instrument to Purchaser at Closing in form and substance reasonably satisfactory to Purchaser. If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to terminate this Agreement pursuant to clause (A) of the preceding sentence. If the Closing is scheduled to occur within Purchaser’s fifteen (15) Business Day election period, then the Closing shall be postponed until the date which is five (5) Business Days after the Purchaser’s delivery of its election notice to Seller.

(b)Non-Material Condemnation. In the event of any Condemnation other than a Material Condemnation, Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation by delivering an assignment instrument to Purchaser at Closing in form and substance reasonably satisfactory to Purchaser.

ARTICLE XIII

SURVIVAL AND INDEMNIFICATION

13.1Survival.

(a)Survival of Representations and Warranties. The representations and warranties of Seller shall survive the Closing or termination of this Agreement for three (3) months (the period any such representation or warranty survives the Closing or termination of this Agreement (as the case may be) is referred to herein as the “Survival Period”). No claim for a breach of any representation or warranty shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to the other party prior to Closing.

(b)Survival of Covenants and Obligations. If this Agreement is terminated, only those covenants and obligations to be performed by the Parties under this Agreement which expressly survive the termination of this Agreement shall survive such termination. If the Closing occurs, only those covenants and obligations to be performed by the Parties under this Agreement which expressly survive the Closing shall survive the Closing.

(c)Survival of Indemnification. This Article XIII and all other rights and obligations of defense and indemnification as expressly set forth in this Agreement shall survive the Closing or termination of this Agreement.

(d)Indemnification by Seller. Seller shall indemnify and hold harmless the Purchaser Indemnitees from and against any Indemnification Loss incurred by any Purchaser Indemnitee to the extent resulting from (i) the breach of any express representations or warranties of Seller in this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be) and (ii) the breach by Seller of any of its covenants or obligations under this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be).

(e)Indemnification by Purchaser. Purchaser shall indemnify and hold harmless the Seller Indemnitees from and against any Indemnification Loss incurred by any Seller

Indemnitee the extent resulting from (i) any breach of any representations or warranties of Purchaser in this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be) and (ii) any breach by Purchaser of any of its covenants or obligations under this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be).

MISCELLANEOUS PROVISIONS

14.1Notices.

(a)Method of Delivery. All notices, requests, demands and other communications required to be provided by any Party under this Agreement (each, a “Notice”) shall be in writing and delivered, at the sending Party’s cost and expense, by (i) personal delivery, (ii) certified U.S. mail, with postage prepaid and return receipt requested, (iii) overnight courier service, (iv) facsimile transmission or (v) electronic mail, with a verification copy sent within three (3) Business Days by any of the methods set forth in clauses (i), (ii) or (iii), to the recipient Party at the following address or facsimile number:

If to Seller:

Louisville Hotel Associates, LLC

c/o Sotherly Hotels Inc.

306 South Henry Street, Suite 100

Williamsburg, Virginia 23185

Attention: Scott M. Kucinski

Email: scottkucinski@sotherlyhotels.com

With Copy to:

Frost Brown Todd LLC
400 West Market Street, Suite 3200
Louisville, Kentucky 40202
Attention: Geoffrey White
Facsimile No.: 502-581-1087

Email: gwhite@fbtlaw.com

If to Purchaser:

Lockwood Development Partners, LLC

70 SE 4th Avenue

Delray Beach, Florida 33483

Attention: Charles Everhardt

Email:

c.everhardt@lockwooddevelopmentpartners.com

With Copy to:

Michael Herskowitz, Esq.

2329 Nostrand Avenue, Suite 100

Brooklyn, New York 11210

Telephone No.: 917-232-6282

Email: Michael@lawofficemh.com

(b)Receipt of Notices. All Notices sent by a Party (or its counsel pursuant to Section 14.1(d)) under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the address, facsimile number or electronic mail address of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address, facsimile number or electronic mail address, and such recipient Party failed to provide the sending Party with its current address or facsimile number pursuant to Section 14.1(c).

(c)Change of Address. The Parties and their respective counsel shall have the right to change their respective address and/or facsimile number for the purposes of this Section 14.1 by providing a Notice of such change in address, facsimile number and/or electronic mail address as required under this Section 14.1.

(d)Delivery by Party’s Counsel. The Parties agree that the attorney for such Party shall have the authority to deliver Notices on such Party’s behalf to the other Party hereto.

14.2Time is of the Essence. Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any Notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

14.3Assignment. Seller may not assign this Agreement or any interest therein to any Person, without the prior written consent of Purchaser, which consent may be withheld in its sole discretion. Purchaser shall have the right to assign all of its right, title and interest in this Agreement to any entity that is an Affiliate of Purchaser upon five (5) Business Days’ notice to Seller but without prior consent of Seller.

14.4Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns.

14.5Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns, and (ii) any Indemnitee to the extent such Indemnitee is expressly provided any right of defense or indemnification in this Agreement.

14.6Governing Law. This Agreement shall be governed by the laws of the State of Indiana, without giving effect to any principles regarding conflict of laws.

14.7Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

(a)Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

(b)All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

(c)The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d)Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted the Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

(e)The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.

(f)The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

(g)The term “sole discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

14.8Severability. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected term or provision at any other time or in any other jurisdiction.

14.9Jurisdiction and Venue. ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT SHALL BE CONDUCTED IN THE COURTS IN THE COUNTY AND STATE THE PROPERTY IS LOCATED AND SELLER (FOR ITSELF AND ALL SELLER INDEMNITEES) AND PURCHASER (FOR ITSELF AND ALL PURCHASER INDEMNITEES) HEREBY SUBMIT TO JURISDICTION AND CONSENT TO VENUE IN SUCH COURTS, AND WAIVE ANY DEFENSE BASED ON FORUM NON CONVENIENS.

14.10SERVICE OF pROCESS; Waiver of Trial by Jury. THE PARTIES AGREE THAT, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SERVICE OF PROCESS SHALL BE EFFECTIVE AS TO A PARTY IF DELIVERY OF ANY COURT DOCUMENTS TO SUCH PARTY IS EFFECTED IN ACCORDANCE WITH SECTION 14.1.

Each Party hereby waives its right to a trial by jury in any litigation or other court proceeding with respect to any matter arising from or in connection with this Agreement.

14.11Incorporation of Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement, and the Parties represent, warrant, acknowledge and agree that each of the recitals is true, correct and accurate in all respects.

14.12Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Parties hereto, and shall supersede any other agreements and understandings (written or oral) between the Parties on or prior to the Effective Date with respect to the transaction described in this Agreement, including, for the avoidance of doubt, the Original PSA.

14.13Amendments, Waivers and Termination of Agreement. No amendment or modification to any terms or provisions of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by each of the Parties.

14.14Execution of Agreement. A Party may deliver executed signature pages to this Agreement by facsimile or electronic transmission to any other Party, which facsimile or electronic copy shall be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

14.151031 or 1033 Exchange. In the event that Seller wishes to enter into a tax deferred exchange for the Property described herein, Purchaser agrees to cooperate with Seller in connection with such exchange, including the execution of such documents as may be reasonably necessary to effectuate the same. Provided that: (a) Purchaser shall not be obligated to unreasonably delay the Closing, (b) all additional costs in connection with the exchange shall be borne by Seller, and (c) Purchaser shall not be obligated to execute any note, contract, deed, or other document providing for any personal liability which would survive the exchange, nor shall Purchaser be obligated to take title to any property other than the Property described in this Agreement. Purchaser shall be indemnified and held harmless against any liability which arises or is claimed to have arisen on account of the acquisition of the exchange property.

14.16Master Lease. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that the Property is subject to a master lease (the “Master Lease”) between Seller, as landlord, and MHI Louisville TRS, LLC (“Master Tenant”), which is an Affiliate of Seller. Seller will cause Master Tenant to do any and all things necessary for performance of Seller’s obligations under this Agreement and consummation of the transactions contemplated hereby. Any and all revenue that is paid to Master Tenant shall be deemed property of the Seller under this Agreement and shall be transferred in accordance with the terms of this Agreement. Any interest which Master Tenant has in the Property (separate and apart from its leasehold estate) shall be conveyed to Purchaser at Closing. Although the Master Lease constitutes a Lease under this Agreement, it is not being transferred under this Agreement and shall constitute Excluded Property. Seller shall terminate the Master Lease as of Closing by an instrument in recordable form.

[Signatures on following pages]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered in its name by a duly authorized officer or representative.

SELLER:

LOUISVILLE HOTEL ASSOCIATES, LLC,

a Delaware limited liability company

By: /s/ David R. Folsom

Name: David R. Folsom

Title: Authorized Signatory

PURCHASER:

LOCKWOOD DEVELOPMENT PARTNERS, LLC,

a Florida limited liability company

By: /s/ Charles Everhardt

Name: Charles Everhardt

Title: Manager

Master Tenant agrees to do all things necessary to enable Seller to perform its obligations under Section 14.16 of this Agreement.

MASTER TENANT:

MHI LOUISVILLE TRS, LLC, a Delaware limited liability company

By:	MHI Hospitality TRS, LLC, a Delaware limited liability company, Its Sole Member

By:	MHI Hospitality TRS Holding, Inc., a Maryland corporation, Its Sole Member

By:	/s/ David R. Folsom

Name: David R. Folsom

Title: Authorized Signatory

[Louisville Hotel Associates/Lockwood Development Partners – Louisville Sheraton A&R PSA]

Schedule 2.1(a)

DESCRIPTION OF LAND

i

Schedule 2.1(h)

EQUIPMENT LEASES

1.	That certain Phase II Dishmachine Rental Agreement (Agreement Code LSA-000119141) by and between Ecolab Inc. and Bridge and Barrel executed approximately April 2, 2018;
2.	That certain Phase II Dishmachine Rental Agreement (Agreement Code LSA-000120506) by and between Ecolab Inc. and Bridge & Barrel executed approximately April 11, 2018;
3.	That certain Standard DM Rental Program Dishmachine Rental Agreement (Agreement Code: LSA-000191605) by and between Ecolab Inc. and Sheraton Riverside executed approximately September 3, 2019;
4.	The certain Premier Advantage Agreement by and between Konica Minolta Business Solutions U.S.A. and MHI Hospitality TRS, LLC executed approximately May 8, 2017;
5.	That certain Maintenance Agreement by and between Konica Minolta Business Solutions U.S.A. and MHI Hospitality TRS, LLC for Account # 0001199139; and
6.	That certain Rental Agreement (Proposal 119175) by and between PHSI Pure Water Finance and MHI Hospitality TRS, LLC executed as of July 2, 2010.

Schedule 2.1(i)

OPERATING AGREEMENTS

1.

That certain Outdoor Lighting Service Agreement (Agreement Number CLRILCLM0000016211) dated as of December 9, 2019 and executed as of December 10, 2019 by and between Duke Energy Indiana and MHI Hospitality LLC;

2.	That certain Service Agreement dated February 28, 2020 by and between Westrock Recycling and Sheraton Hotel;
3.	That certain Master Professional Services Agreement dated as of April 29, 2015 by and between Elavon, Inc. and Sheraton Louisville Riverside;
4.	That certain Master Services Agreement (Contract # 6855571) by and between TravelClick, Inc and Sheraton Louisville Riverside Hotel dated approximately September 23, 2019;
5.	The certain Sheraton Louisville Riverside Hotel Bronze Fire Service Agreement (Proposal #: 5704200) delivered on March 19, 2021 from Siemens Industry, Inc. to MHI HOSPITALITY TRS LLC; and
6.	That certain Full Maintenance Elevator Contract dated as of January 26, 2018 by and between Sheraton Louisville Riverside Hotel and The Murphy Elevator Company, Inc.

Schedule 3.2(c)

[Seller’s wire instructions]

Schedule 4.1(c)

Seller’s Due Diligence Materials

1.	Profit and lost statements for the property for the preceding 3 years.

2.	Current payroll report.

3.	Copies of utilities, cable, telephone and other recurring bills for the preceding 6 months.

4.	Property tax bills for the preceding 3 years.

5.	Service Contracts (excluding the Management Agreement and current Franchise Agreement).

6.	Monthly STR report for the previous twenty-four (24) months.

7.	A list of major capital improvements completed in the past two years.

8.	Copies of fire/sprinkler inspection(s) and any test reports.

9.	Copies of elevator inspection(s). Copies of elevator repair company records.

10.	Copies of all Leases.

v

Schedule 4.2

[Reserved]

Schedule 4.3

Mortgage Loan Documents

(each dated as of November 3, 2016 unless otherwise noted)

1.	Mortgage, Assignment of Rents, Security and Fixture Filing executed by Seller and Master Tenant.
2.	Real Estate Note (with Interest Rate Adjustment) executed by Seller.
3.	Partial Recourse Guaranty executed by Sotherly Hotels LP, a Delaware limited partnership (“Existing Guarantor”).
4.	Environmental Agreement and Indemnity executed by Seller and Existing Guarantor.
5.	Subordination Agreement executed by Seller, the Tenant party thereto, and Lender applicable to operating lease or similar structure.
6.	Subordination of Management Agreement and Consent and Subordination of Manager executed by Seller, Master Tenant, Manager, and Lender.

0110570.0725634   4846-2312-2929v8